EXHIBIT 10.13
AIRSPAN NETWORKS INC 777 Yamato Road, Suite 310 Boca Raton, FL 33431 Tel: (561) 893-8670 Fax: (561) 893-8671 http://www.airspan.com

Private and Confidential

1 March 2007

David Brant
Airspan Communications Ltd

Dear David

Position of: Senior Vice President and Chief Financial Officer (CFO) - Boca Raton, Florida

It is a pleasure to provide this formal offer to you for the above position. Both the Board of Directors (“Board”) and I are enthusiastic about having you join us in this crucial role. The position reports directly to me and will be based at the Airspan Networks offices in Boca Raton, Florida.

1.	Compensation

Your base salary will be US$274,000 per year to be paid weekly in arrears, effective from February 1, 2007. The salary will be subject to periodic review and adjustment by the Board.

2.	Start Date/Continuous Service

This position will be effective from 1 January 2007. Your service with Airspan Communications Ltd will count towards your continuous service.

3.	Relocation

You are eligible for assistance with relocation to the United States and details of this are included in the attached document.

4.	Bonus

You will be eligible to participate in the Bonus Plan for 2007, at the 50% level. Details of the plan will be forwarded to you when they have been finalised and approved.

5.	Stock Options

In addition, you will be presented with the option to purchase 20,000 shares in Airspan Networks Inc. common stock. These options will have a grant date effective 48 hours after the earnings release as per Company standard and will be priced accordingly. On the first anniversary of the grant date 25% of this option will vest, the remaining 75% will vest in monthly increments over the following three years.

In addition to this grant of options, you will be eligible for grants of additional options as may be determined by the Board in the future.

6.	Restricted Stock

6,000 shares of restricted stock to be granted on the same terms as the 2007 restricted Company plan including performance objective.

7.	Benefits

Other benefits, including vacation (25 days per annum), healthcare and a contribution of 7.5% of salary will be paid into your existing pension plan in the UK. This is in lieu of the 401K and company match benefits. Other benefits will be fully explained to you by Paychex our employment and payroll bureau.

8.	Employment Security

a)
If the Company terminates your employment other than for “Cause” or if you terminate your employment with “Good Reason”, you will be entitled to a separation payment, to be paid over a twelve month period following such termination, equal to 12 months of your base salary as of the date or your termination. Payments to be made in the currency and country of your choice.

“Cause” means (a) your material breach of this agreement or any other agreement between the Company and you which has not been cured within a reasonable period after you shall have received notice of such breach from the Company, (b) your failure to follow the direction of the board of directors, which directions are in compliance with all applicable laws, and that you have not cured such failure within a reasonable period after you shall have received notices of such breach from the Company, (c) your conviction of a crime involving fraud or theft or that constitutes a felony, (d) your engagement of serious wilful misconduct that is materially injurious to the Company, or (e) your wilful failure to perform the duties and responsibilities of your position.

“Good Reason” means (a) a material diminution of your duties, authority or responsibilities, (b) your removal from the position of Senior Vice President and Chief Financial Officer of the Company (c) a material reduction of your annual base salary, or (d) a breach by the Company of any material term of this agreement or any other agreement between the Company and you which has not been cured within a reasonable period after you shall have given the Company notice of such breach.

b)
If there is a “Change of Control” of the Company, and within one year of the effective date thereof either (i) the Company terminates your employment, (ii) you voluntarily terminate your employment because either you are required to relocate from the Boca Raton, Florida offices of the Company or your duties and responsibilities are changed in a material way, you will be entitled to receive employment security of twelve months of the total cash compensation that would have been payable to you in the twelve-month period following such termination. Such compensation will include all bonuses that would have been payable (including all bonuses in connection with the end of the Company fiscal year during such twelve-month period and pro-rated portion of any bonus that would have been payable for the following year at the same percentage of compensation). You will also be entitled during that twelve-month period to the benefits described in Section 6 above.

“Change of Control” means either of the following: (a) the acquisition by any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as Amended), other than the Principal Shareholders (as defined below) of 35% or more of the combined voting power of the Company’s then outstanding voting securities; (b) the merger, consolidation, acquisition or other transaction of the Company as a result of which the Principal Shareholders do not own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of the board of directors of the Company or, as applicable, the acquirer, successor or surviving entity; (c) the liquidation or dissolution of the Company; (d) the sale, transfer or other disposition of all or substantially all of the assets of the Company, whether in a single transaction or in series of transactions, to one or more persons or entities hat are, immediately prior to and after such sale, transfer or disposition, persons or entities in which the Principal Shareholders do not own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of the board of directors of such persons or entities; and (e) a “Change of Control” under any material document or instrument governing the indebtedness of the Company.

“Principal Shareholders” means any or all of those persons or entities (other than officers of the Company who were not on the board of directors of the Company) who (a) who owned, directly or indirectly, as of July 19, 2000 more than 75% of the combined voting power entitled to vote generally in the election of the board of directors of the Company at such date, and (b) are entities, which directly or indirectly, are in control of, controlled by or under common control with, any of the persons or entities described in clause (a).

c)
If the Company terminates your employment for “Cause”, or if you voluntarily terminate your employment without “Good Reason”, then any options granted to you under the Plan that have not vested on or prior to the date of termination will expire.

Under federal immigration laws, the Company is required to verify your identity and legal authority to work in the United States. This offer is conditional upon submission of satisfactory documentation.

The terms and conditions set forth in this offer have been authorised and approved by the Board of Directors of the Company.

If you are in agreement with the terms of this offer, please acknowledge by signing below, this offer is valid for one week from the date of this letter.

Signed for Airspan Networks Inc

/s/ Barbara Sheard
Barbara Sheard Director, Human Resources

Signed /s/ David Brant	Date: March 1, 2007
David Brant

David Brant

Relocation to USA

Administration of the Relocation Agreement

1.	PURPOSE

This agreement is designed to provide financial assistance and advisory support for Airspan employees relocating to take up employment with the Company.

2.	EXPENSES COVERED BY THIS AGREEMENT

Outlined in this agreement are the relocation expenses which the Company is prepared to reimburse to you (if not already covered by your offer letter) and, where possible, maximum expenditure is indicated. Where it is not indicated the Company expects reasonable expenditure to be submitted. If you are in any doubt as to what the Company deems reasonable, please contact the HR Department with written estimates prior to expenditure for approval. Items not included in this agreement will not be reimbursed except those referred to in paragraph 6 of this policy.

3.	ADMINISTRATION

This agreement will be administered by the Human Resources Department in the United States

4.	ELIGIBILITY

You will only be eligible for relocation reimbursement whilst in employment with the Company.

5.	RECORD KEEPING

For all expenses you must submit relocation expense reports in a timely manner with original receipts, to the Human Resources Department for processing.

6.	EXPENSES NOT COVERED BY THIS AGREEMENT

The Company recognises that special circumstances and contingencies may occur in a relocation. No one plan such as this can cover every conceivable situation. If you encounter an unusual problem or a circumstance, which does not seem to be adequately covered in this policy, the Human Resources Department will make every effort to provide you with the answers and assistance needed. All agreement deviations require the approval of the CEO.

7.	TEMPORARY LIVING EXPENSES

The Company will pay for reasonable temporary living accommodations for you in the USA in accommodation to be arranged through the Company for a maximum of $6,000 per month with a limit of $40,000. The Company will reimburse normal laundry, meal and telephone costs during this time. All expenses must be submitted through the Company’s expenses procedure and must be authorised by the Chief Executive Officer.

8.	VISA

The Company will pay for the cost of obtaining the necessary visa to allow you to work in the US and visas for your wife and daughters. When your visa expires the Company will also meet the costs of applying for a Green Card.

9.	TAX PLANNING/TAX RETURNS

The Company will assist to a maximum of $1,200 per annum, against receipts with tax planning and tax returns.

10.	MOVING EXPENSES

Flights

The Company will provide economy class flight for you, your wife and your children to the United States when you take up position.

Transport Costs of Household Goods

Transport costs of your household goods from the United Kingdom to the United States. You should submit three estimates to the Human Resources Department for approval prior to booking. To a maximum of $15,000.

11.	DISTURBANCE ALLOWANCE

You shall be paid one months salary on your arriving in the US as a disturbance allowance.

12.	REPATRIATION

If the Company should terminate your contract, without cause, or if your post were to become redundant, the Company will undertake to pay the costs of your repatriation, up to a maximum of US$20,000. Assistance with repatriation includes:

•	Assistance with removal.

•	Cost of travel, as set out in the policy manual.

•	Temporary accommodation for up to three months in the UK where your normal residence is not available to you immediately, for example because it is still occupied by tenants.

In the event you should resign after a minimum of 24 months from this agreement date, you will  also qualify for repatriation up to $20,000 as mentioned below. Should you resign within the first 24 months of this agreement, no repatriation allowance will apply.

The company will cover the costs of your repatriation when your work permit expires, up to a maximum of US$20,000.

13.	SCHOOL FEES

The Company will cover the costs of school fees for school years starting in 2007 and 2008 to a maximum of $25,000 per year.

14.	REIMBURSABLE TRAVEL

The company will cover the cost of travel to the UK for you and your family with a maximum of $12,000 per annum.

15.	RELOCATION REVIEW

If exceptional circumstances should arise, such as serious illness within your immediate family, which necessitated your permanent return to the UK., Airspan would review the detail of this relocation package with you.

Signed for Airspan Networks Inc

/s/ Barbara Sheard
Barbara Sheard Director, Human Resources

Signed /s/ David Brant	Date: March 1, 2007
David Brant